Exhibit 1.22

Stezzano,12 January 2024

NOTICE OF CHANGE IN SHARE CAPITAL
PURSUANT TO ARTICLE 85-BIS OF THE ISSUERS’ REGULATION

Further to the press release issued today regarding the cross-border conversion of Brembo S.p.A. (“Brembo” or the “Company”), the Company hereby announces its new share capital resulting from the share capital reduction, which was resolved by the shareholders’ meeting last July 27 and executed today.

	Current share capital			Previous share capital
	Euro	No. shares	Unit value	Euro	No. shares	Unit Value
Total of which:	3,339,222.50	333,922,250	Without nominal value	34,727,914	333,922,250	Without nominal value
Ordinary shares (regular entitlement: 01.01.2023) current coupon number: 8	3,339,222.50	333,922,250	Without nominal value	34,727,914	333,922,250	Without nominal value

The total voting rights granted to Brembo ordinary shares remain unchanged even after the execution of the aforementioned share capital decrease.

The updated text of Brembo’s articles of association is available at the Company’s registered office, on the Company’s website
(at link: https://www.brembo.com/en/company/corporate-governance/governance-documents), as well as on the authorised storage mechanism 1info-storage (www.1info.it).

For information:	Laura Panseri – Head of Investor Relations Brembo
Tel. +39 035 6052145 @: laura_panseri@brembo.it

Roberto Cattaneo – Chief Communication Officer Brembo
Tel. +39 035 6052347 @: roberto_cattaneo@brembo.it

Daniele Zibetti – Corporate Media Relations Brembo
Tel. +39 035 6053138 @: daniele_zibetti@brembo.it